Contact: Susan Filyk Investor Relations 210.308.1286 sfilyk@usfunds.com

For Immediate Release

U.S. Global Announces Agreement to Make Strategic Investment

in Galileo Global Equity Advisors Inc.

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SAN ANTONIO—January 18, 2013—U.S. Global Investors, Inc. (Nasdaq: GROW), a boutique registered investment adviser specializing in natural resources and emerging markets, announced today that the company has entered into an agreement whereby U.S. Global will purchase 50 percent of the issued and outstanding shares of Toronto-based Galileo Global Equity Advisors Inc. (Galileo).

Currently, all of the outstanding shares of Galileo are owned by Michael Waring. Upon completion of the transaction, Mr. Waring and U.S. Global will each own 50% of the outstanding shares of Galileo. Mr. Waring will continue to serve as the President, Chief Executive Officer and Chief Investment Officer of Galileo and will continue to have overall responsibility for the investment management activities of Galileo, including its management of the Galileo Mutual Funds.

“In this unique environment for investment firms worldwide, I’m excited about the strategic partnership between Galileo and U.S. Global as it strengthens Galileo’s balance sheet and provides for the sharing of intellectual capital to broaden our research capabilities,” said Michael Waring.

CEO and Chief Investment Officer of U.S. Global Frank Holmes said, “Galileo is a strategic partnership for U.S. Global. Our models for marketing and investment management will reinforce Galileo’s proven track record in fund management.”

January 18, 2013

The transaction is subject to the approval of securities regulatory authorities and to the satisfaction of other closing conditions. It is anticipated that the transaction will close on or before March 31, 2013.

About Galileo Global Equity Advisors Inc.

Founded in 2000 by Michael Waring, Galileo delivers investment advisory and portfolio management services to institutional clients including pension funds, high net worth individuals, corporations and trusts. It also manages the Galileo Mutual Funds (www.galileofunds.ca), which are represented across Canada by independent financial advisors. As of December 31, 2012, Galileo managed approximately $334 million.

About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.

With an average of $1.66 billion in assets under management in the quarter ended September 30, 2012, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.

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